Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among
SWEET SIXTY, LLC,
BENSON HILL FRESH, LLC,
and
BENSON HILL HOLDINGS, INC.
dated as of
December 29, 2022

i

ii

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is made and entered into as of this 29th day of December, 2022 (the “Effective Date”), by and among Sweet Sixty, LLC, a Florida limited liability company (“Buyer”), Benson Hill Fresh, LLC, a Delaware limited liability company (“Seller”) and Benson Hill Holdings, Inc., a Delaware corporation (“Holdings”, and, together with Seller, the “Seller Parties”)). Each of the foregoing herein referred to as a “Party,” and collectively, the “Parties.”
RECITALS
WHEREAS, Seller is the holder of record and beneficial owner of 100% of the issued and outstanding Equity Securities (the “Acquired Securities”) of J&J Produce, Inc., a Florida corporation (the “Company”) and Holdings is the holder of record and beneficial owner of 100% of the issued and outstanding Equity Securities of Seller;
WHEREAS, the Company, directly or indirectly, owns all of the issued and outstanding Equity Securities of the entities set forth on Section 1.01(a) of the Disclosure Schedules (the “Company Subsidiaries”). The Company and the Company Subsidiaries are referred to in this Agreement, individually, each as an “Acquired Company,” and collectively, as the “Acquired Companies”;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Acquired Securities on the terms of, and subject to the conditions in, this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a Purchase and Sale Agreement for the sale of certain assets of the Company to Buyer (the “Real Estate Purchase Agreement”) and a lease for the lease-back of certain of such assets to the Company (the “Lease”).
NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Acquired Company” has the meaning set forth in the Recitals.
“Acquired Securities” has the meaning set forth in the Recitals.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” means the Securities Assignment, the Escrow Agreement, and the other agreements, instruments and documents required to be delivered at or in connection with Closing.
“Business” means the business in which the Acquired Companies are engaged as of immediately prior to the Closing.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.01.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Subsidiaries” has the meaning set forth in the Recitals.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase agreements and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Damages” has the meaning set forth in Section 11.01.
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.
“Dispute Notice” has the meaning set forth in Section 2.03(b).
“Employee Benefit Plan” means (i) all material “employee benefit plans” as defined in Section 3(3) of ERISA and (ii) any other material agreement, arrangement, plan, or policy that involves any (A) pension, retirement, profit sharing, savings, deferred compensation, stock option, simple retirement account (as described in Code Section 408(p)), stock purchase, phantom stock, incentive plan, or change in control benefits; or (B) health and welfare or fringe benefits, including disability, medical, hospitalization, dental, life and other insurance benefits, in each case, which is currently sponsored, maintained or contributed to by any of the Acquired Companies, other than any such agreement, arrangement, plan or policy required by any Governmental Authority.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, restrictive covenants, rights of first refusal, encroachment, right of way, right of first refusal, or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any Law pertaining to pollution, protection of the environment or exposure of Persons or the environment to Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act (to the extent relating to exposure of Persons to Hazardous Materials), as amended, and any state or local Laws analogous to any of the foregoing, as amended.
“Environmental Permit” means any Permit required, issued, held or obtained pursuant to any Environmental Law or pertaining to any Hazardous Material.
“Environmental Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment, including the abandonment or discarding of any containers.
“Equity Security” means (a) any common, preferred, or other capital stock, limited liability company interest, membership interest, partnership interest, or similar security; (b) any warrants, options, or other rights to, directly or indirectly, acquire any security described in clause (a); (c) any other security containing equity features or profit participation features; (d) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in clauses (a) through (c) above or another similar security (including convertible notes); and (e) any security carrying any warrant or right to subscribe for or purchase any security described in clauses (a) through (d) above or any similar security.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Account” has the meaning set forth in Section 2.02(b).
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, Seller and the Escrow Agent at the Closing.
“Escrow Amount” means $900,000.
“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any distributions thereof in accordance with this Agreement and the Escrow Agreement.
“Final Escrow Release Date” has the meaning set forth in Section 2.02(c).
“Fixed Asset Loss Amount” shall mean the aggregate amount of the Fixed Asset Values with respect to any Fixed Assets that have been sold, stolen, or destroyed (rendered a total loss), and not replaced by equivalent assets as of the Closing.
“Fixed Assets” means each of the assets set forth on Schedule 1.01(b) hereto.

“Fixed Asset Value” means the value assigned to a particular Fixed Asset, as set forth on Schedule 1.01(b).
“Fundamental Representations and Warranties” means the representations and warranties contained in Section 4.01 (Organization and Qualification of the Seller Parties), Section 4.02 (Title), Section 4.03 (Authority of the Seller Parties), Section 4.05 (Brokers), Section 5.01 (Organization and Qualification of Acquired Companies); and Section 5.07 (Taxes).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Material” means any substance, material, chemical, radiation, or waste, or any combination of any of them, that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, asbestos-containing-material, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Holdings” has the meaning set forth in the preamble.
“Income Tax” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).
“Income Tax Return” means any Tax Return filed or required to be filed with respect to Income Taxes.
“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, letters of credit, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all lease obligations of such Person (including both capital and operating leases), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of the type referred to in clauses (i) and (ii) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or surety; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Encumbrance on any property or asset of such Person. Notwithstanding the foregoing, Indebtedness shall not include any of the foregoing to the extent arising out of or relating to (a) any Assumed Contract (from and after the Closing), or (b) any Non-Assumed Contract to the extent any of the Acquired Companies knowingly utilizes or benefits from such Non-Assumed Contract following Closing, except for any Indebtedness related to such John Deere tractors owned by the Acquired Companies and subject to a loan agreement.

“Indemnification Claims Period” has the meaning set forth in Section 11.04.
“Indemnified Party” has the meaning set forth in Section 11.06(b).
“Indemnifying Party” has the meaning set forth in Section 11.06(b).
“Indemnified Taxes” means Taxes (A) payable by the Acquired Companies for Pre-Closing Tax Periods (as determined pursuant to Section 9.01(e), as applicable); (B) imposed on any of the Acquired Companies as a result of any of the Acquired Companies (or a predecessor of any of the Acquired Companies) being a member of an affiliated, consolidated, combined or unitary group at or prior to the Closing; and (C) of any other Person imposed on any of the Acquired Companies under the principles of transferee or successor liability or by Contract (other than a commercial agreement entered into in the ordinary course of business) and arising out of an event or transaction occurring, or such Contract entered into, prior to the Closing; in each case, except to the extent (i) such Taxes are not allocable to the Pre-Closing Tax Period (including Taxes allocable to the portion of a Straddle Period beginning after the Closing Date, as determined pursuant to Section 9.01(e)), (ii) such Taxes were paid by any of the Acquired Companies (or Seller or any of its Affiliates) on or prior to the Closing Date, or (iii) such Taxes arose out of a transaction occurring on the Closing Date after the Closing that is outside the ordinary course of business or as a result of the breach of a covenant set forth in Section 9.01(h) of this Agreement.
“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kim Hurst.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Nonparty Affiliates” has the meaning set forth in Section 12.14.
“Organizational Documents” means, with respect to any entity, (a) the certificate or articles of incorporation (including certificate of incorporation on change of name) and the by-laws, articles of association and memorandum of association, the certificate of formation and partnership agreement or operating agreement (as applicable) and (b) any organizational or governing documents comparable to those described in clause (a) as may be applicable to such entity pursuant to any applicable Law.
“Parties” has the meaning set forth in the preamble.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” means (a) liens for current Taxes on the Fixed Assets not yet due and payable or for Taxes being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and that are not, individually or in the aggregate, material to the Business; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the Business; or (d) any liens as set forth on Schedule 1.01(c).
“Permitted Equity Encumbrances” means with respect to any Equity Securities of the Acquired Companies, (a) the provisions of the Organizational Documents of the Acquired Companies; (b) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities Laws; (c) any restrictions imposed by Buyer or this Agreement; or (d) any liens as set forth on Schedule 1.01(c).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.02(a).
“Real Estate Purchase Agreement” has the meaning set forth in the Recitals.
“Relevant Date” means the date that is three years prior to the Effective Date.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Retained Assets and Liabilities” has the meaning set forth in Schedule 7.05.
“Right of First Refusal” has the meaning set forth in Section 7.04(b).
“ROFR Period” has the meaning set forth in Section 7.04(b).
“Securities Assignment” has the meaning set forth in Section 3.02(a).
“Section 338 Forms” has the meaning set forth in Section 9.01(b).
“Section 338(h)(10) Election” has the meaning set in Section 9.01(a).
“Seller” has the meaning set forth in the preamble.
“Seller Parties” has the meaning set forth in the preamble.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.
“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.
“Tax Return” means any return, declaration, report, information return or statement or other filing relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” means: (a) any and all taxes, charges, fees, levies, unclaimed property and escheat obligations or other similar assessments, in each case imposed by a Governmental Authority, including all net income, gross income, gross receipts, premium, sales, use, ad valorem, goods and services, net receipts, harmonized sales, value added, transfer, documentary, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner; (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any Governmental Authority, whether federal, state, local, domestic or foreign (whether disputed or not); and (c) any liability in respect of any of the items described in clauses (a) and (b) payable under a tax sharing, allocation, indemnity or similar agreement (other than pursuant to a commercial contract entered into in the ordinary course of business) or by reason of successor or transferee liability, by operation of law, or pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision of state, local or foreign Law).
“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental body responsible for the collection of Taxes.
“Third Party Offer” has the meaning set forth in Section 7.04(a).
“Third Person” has the meaning set forth in Section 11.06(b).
“Third Person Claim” has the meaning set forth in Section 11.06(b).
ARTICLE II
PURCHASE AND SALE
Section 2.01.    Purchase and Sale of Acquired Securities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall transfer, sell, and deliver to Buyer, free and clear of all Encumbrances, other than Permitted Equity Encumbrances, and Buyer shall purchase and accept delivery of, the Acquired Securities.

Section 2.02.    Purchase Price; Escrow.
(a)    At the Closing, in consideration of the sale of the Acquired Securities to Buyer, and upon the terms and subject to the conditions hereinafter set forth, Seller shall be entitled to receive an amount equal to Three Million Dollars ($3,000,000.00) (the “Purchase Price”) less the Escrow Amount, which Purchase Price shall also be subject to any applicable adjustments pursuant to Section 2.03.
(b)    On the Closing Date, Buyer shall pay (or cause to be paid), by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth by the Escrow Agent, the Escrow Amount, to the Escrow Agent, to be held in an escrow account (the “Escrow Account”) pursuant to the terms of the Escrow Agreement to satisfy, at least in part, any claims by Buyer Indemnified Parties for the satisfaction of any indemnification claim pursuant to Section 11.01 (subject to Section 11.05) or any other claims made by Buyer or any Buyer Indemnified Parties pursuant to this Agreement or in connection with the transactions contemplated hereby.
(c)    The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement. No later than the fifth (5th) business day following the twelve (12)-month anniversary of the Closing Date, Buyer and Seller shall execute a joint written instruction to the Escrow Agent to disburse (in accordance with the terms of the Escrow Agreement) by wire transfer of immediately available funds, to such account(s) designated by Seller, an amount equal to four hundred fifty thousand dollars ($450,000.00), less the amount of any Escrow Funds that have been claimed by Buyer to be owed to a Buyer Indemnified Party pursuant to a claim for indemnification under Section 11.01, all as may be provided in and pursuant to the terms of the Escrow Agreement. No later than the fifth (5th) business day following the twenty-four (24)-month anniversary of the Closing Date (the “Final Escrow Release Date”), Buyer and Seller shall execute a joint written instruction to the Escrow Agent to disburse (in accordance with the terms of the Escrow Agreement) by wire transfer of immediately available funds, to such account(s) designated by Seller, the amount of any remaining Escrow Funds that are not then claimed by Buyer to be owed to a Buyer Indemnified Party pursuant to a claim for indemnification under Section 11.01, all as may be provided in and pursuant to the terms of the Escrow Agreement. To the extent that Buyer or a Buyer Indemnified Party has duly made a claim for indemnification under Section 11.01 that has not been fully resolved as of the Final Escrow Release Date, the portion of the Escrow Funds that is subject to such claims shall continue to be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement, and shall be released to the applicable party or parties (upon receipt of, and in accordance with, a joint written instruction from Buyer and Seller) once Damages for such claims are agreed upon by the relevant parties or such claims are finally adjudicated. Any costs and expenses of the Escrow Agent in connection with the Escrow Agreement shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
Section 2.03.    Adjustment to Purchase Price.
(a)    At least fifteen (15) Business Days prior to Closing, Seller shall prepare and deliver to Buyer an updated Schedule 1.01(b) indicating the anticipated Fixed Asset Loss Amount, if any. The Purchase Price payable by Buyer at Closing shall be reduced by such Fixed Asset Loss Amount.

(b)    If Buyer disagrees with Seller’s calculation of the Fixed Asset Loss Amount, Buyer shall notify Seller in writing of any such disagreement (and any proposed modifications thereto) within ten (10) Business Days after the Closing Date (a “Dispute Notice”). If Buyer does not deliver a Dispute Notice within such ten (10) Business Day period, the Fixed Asset Loss Amount determined pursuant to Section 2.03(a) shall be deemed final and binding (and no further adjustment to the Purchase Price shall be made with respect thereto).

(c)    If Buyer delivers a Dispute Notice within such ten (10) Business Day period, Buyer and Seller shall work in good faith to mutually agree on the final Fixed Asset Loss Amount. If the final Fixed Asset Loss Amount determined in accordance with this Section 2.03(c) is greater than the Fixed Asset Loss Amount determined pursuant to Section 2.03(a), Seller shall pay such excess to Buyer.

(d)    Any payment to be made pursuant to Section 2.03(c) shall be paid within five (5) Business Days of the final determination of such payment amount by wire transfer of immediately available funds to such account or accounts as may be designated by the Party entitled to such payment. Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall have any claim with respect to any Fixed Asset (including, without limitation, pursuant to Article XI) if the Purchase Price has been reduced pursuant to this Section 2.03 with respect to such Fixed Asset.

(e)    Any payments made pursuant to this Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.04.    Withholding Tax. Buyer and the Escrow Agent shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer or the Escrow Agent is required to deduct and withhold under any provision of Law related to Taxes. All such withheld amounts (i) shall be remitted by Buyer or the Escrow Agent to the applicable Taxing Authority in accordance with applicable Law, and (ii) to the extent so remitted, shall be treated as delivered to the recipient in respect of which such deduction and withholding was made; provided, however, that if it is determined that any amount must be withheld pursuant to applicable Law, other than with respect to any compensatory payments or as a result of Seller’s failure to deliver the document required by Section 3.02(f), Buyer shall notify Seller at least three (3) Business Days prior to undertaking such withholding, and shall allow Seller a reasonable opportunity to provide such documents or information as would reduce or eliminate such withholding.
ARTICLE III
CLOSING
Section 3.01.    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on June 30, 2023 (or such other date as is mutually agreed upon by the Parties) (such date, the “Closing Date”), provided, however, that Closing shall not take place sooner than three (3) Business Days after each of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived as of the Closing). To the extent permitted by applicable Law, for accounting and Tax purposes, the Parties will treat the Closing as being effective at 11:59 pm Eastern Daylight Time on the Closing Date.
Section 3.02.    Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:
(a)    a securities assignment in a form reasonably acceptable to the Parties (the “Securities Assignment”) with respect to the Acquired Securities;

(b)    the Escrow Agreement duly executed by Seller;

(c)    the resignation, effective as of the Closing Date, of each officer and manager of the Acquired Companies, to the extent directed by Buyer;

(d)    certified copies of the resolutions of the board of managers (or similar governing body) of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(e)    for each of the Acquired Companies, a certificate of status or equivalent issued as of a date not more than ten (10) days before the Closing Date by the Secretary of State of the State of Florida;

(f)    an Internal Revenue Service Form W-9 with respect to Seller certifying that Seller is not subject to U.S. federal backup withholding;

(g)    a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, certifying as to the matters set forth in Section 8.01(a) and Section 8.01(b).

(h)    a certificate of compliance with respect to each of the Acquired Companies domiciled in Florida issued by the Florida Department of Revenue within thirty (30) days of the Closing Date (but only to the extent that such certificate is obtainable).1

Section 3.03.    Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller, the following:
(a)    the Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds in accordance with the instructions provided by Seller;
(b)    the Escrow Agreement duly executed by Buyer;
(c)    a certificate from the Secretary of Buyer certifying as to (i) copies of Buyer’s Organizational Documents, each as in effect on the Closing Date and attached to such certificate; and (ii) copies of all resolutions adopted by Buyer’s board of directors or similar governing body relating to the transactions contemplated hereby and thereby and attached to such certificate;
(d)    for Buyer, a certificate of good standing or equivalent issued as of a date not more than ten (10) days before the Closing Date by the Secretary of State or similar official of the state of its organization or formation;
(e)    a copy of the properly completed and duly executed Section 338 Forms, in form and substance satisfactory to Seller; and
(f)    a certificate, dated as of the Closing Date, executed by an authorized officer of Buyer, certifying as to the matters set forth in Section 8.02(a) and Section 8.02(b).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of the Seller Parties, for itself only, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the Effective Date.
Section 4.01.    Organization and Qualification of Seller Parties. Such Seller Party is a legal entity duly organized, validly existing and in good standing under the Laws of its state of organization and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it. Such Seller Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is necessary for its business to be conducted.
Section 4.02.    Title. Seller: (a) has good and valid title to and beneficial ownership of the Acquired Securities free and clear of all Encumbrances, other than Permitted Equity Encumbrances; (b) except for this Agreement, has not granted any option, warrant, or purchase
1 Note to Buyer: Some of the Acquired Companies may not be eligible to receive a certificate as not all entities file a separate tax return.

right in or to any of the Acquired Securities; and (c) except for this Agreement, is not a party to any voting trust, voting agreement, investor rights, registration rights, equityholder, or other Contract relating to, binding on, or otherwise affecting the Acquired Securities. The delivery by Seller of the documents required by Section 3.02 at Closing will transfer good and valid title to the Acquired Securities held by Seller, free and clear of all Encumbrances imposed by Seller, other than Permitted Equity Encumbrances.
Section 4.03.    Authority of the Seller Parties. Such Seller Party has full power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller Party is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller Party of this Agreement and any Ancillary Agreement to which such Seller Party is a party, the performance by such Seller Party of its obligations hereunder and thereunder and the consummation by such Seller Party of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller Party. This Agreement has been duly executed and delivered by such Seller Party and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms. When each Ancillary Agreement to which such Seller Party is or will be a party has been duly executed and delivered by such Seller Party (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of such Seller Party enforceable against it in accordance with its terms.
Section 4.04.    No Conflicts; Consents. Except as set forth on Section 4.04 of the Disclosure Schedule, the execution, delivery and performance by such Seller Party of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller Party; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller Party or the Acquired Securities; (c) or result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Acquired Securities. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller Party in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.
Section 4.05.    Brokers. Except as set forth on Section 4.05 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of such Seller Party.
Section 4.06.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV and Article V (including the Disclosure Schedules), neither such Seller Party nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to such Seller Party or the Business, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer in the virtual data room managed by such Seller Party or otherwise, whether in connection with the transactions contemplated hereby or as to the future sales, revenue, profitability or success of the Business, or any representations or warranties arising under any Law. All such other representations and warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE ACQUIRED COMPANIES
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01.Organization and Qualification the Acquired Companies. Each of the Acquired Companies is a legal entity duly organized, validly existing and in good standing under the Laws of its state of organization and has full corporate or limited liability company power and authority to own, operate or lease all of the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted and as currently proposed to be conducted. Each Acquired Company is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of the Acquired Company makes such licensing or qualification necessary. Section 5.01 of the Disclosure Schedules accurately sets forth each jurisdiction where an Acquired Company is qualified, licensed or admitted to do business.
Section 5.02.    Consents and Approvals; No Violations.
(a)    Except for the consents, filings, declarations, registrations and notices set forth in Section 5.02(a) of the Disclosure Schedules (the “Required Consents”), no consent of, or filing, declaration or registration with, or notice to any Governmental Authority or any other Person, which has not been received or made, is required to be obtained or made by any of the Acquired Companies in connection with the consummation of the transactions contemplated hereby or the Ancillary Agreements. Prior to the Closing, each Required Consent will have been obtained and will remain in full force and effect.
(b)    The execution and delivery of this Agreement and the Ancillary Agreements by the Parties, the performance by the Parties of their obligations hereunder and thereunder, and the consummation by the Parties of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of any of the Acquired Companies’ organizational or governing documents; (ii) conflict with or result in a violation or breach of any Law applicable to any of the Acquired Companies; or (iii) result in the creation of any lien upon any of the Acquired Companies assets.
Section 5.03.    Assets.
(a)    Each of the Acquired Companies has good, valid and marketable title to, or a valid leasehold interest in, all of the Fixed Assets.
(b)    All of the Fixed Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the ordinary course of business and conform to applicable Laws and all Permits issued to Company by any Governmental Authority relating to their construction, use and operation.
Section 5.04.    Litigation.
(a)    There is no material Action pending or, to the Knowledge of Seller, threatened in writing against or by any of the Acquired Companies, including but not limited to any Action that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred, and no circumstance exists, in each case that is reasonably likely to result in the commencement of any such material Action. None of the Acquired Companies has any plan to initiate any material Action against another Person.
(b)    None of the Acquired Companies is subject to any Governmental Order that has not been fully satisfied.
Section 5.05.    Compliance with Laws. Each of the Acquired Companies is in material compliance with all material Laws applicable to such Acquired Company, and since the Relevant Date, none of the Acquired Companies has received any written notice or other communication alleging that such Acquired Company is not in compliance with any such material Law. Since the Relevant Date, no event has occurred, and no circumstance exists, in each case that (with or without notice or lapse of time), would reasonably be expected to constitute or result in a material violation by such Acquired Company, or a material failure on the part of such Acquired Company to comply with, any Law.
Section 5.06.    Compliance with Permits. (a) Each Acquired Company holds all material Permits required for its lawful conduct as currently conducted; (b) such Permits are valid and in full force and effect; (c) none of the Acquired Companies is in material default under or in material violation of any such Permit; and (d) no Action that seeks the revocation, cancellation, suspension, limitation, termination or nonrenewal of any such Permit is pending before any Governmental Authority or, to the Knowledge of the Seller, threatened in writing. Each of the Acquired Companies has timely applied for any renewals of such material Permits required by applicable Law.
Section 5.07.    Taxes.
(a)    All Tax Returns required to be filed by any of the Acquired Companies have been duly filed on a timely basis or within valid and appropriate extensions of time, and all such Tax Returns are correct and complete in all material respects. All Taxes (whether or not shown on any Tax Return) due and owing by any of the Acquired Companies have been timely paid. There are no Encumbrances with respect to Taxes imposed on any of the Acquired Companies other than Permitted Encumbrances.
(b)    Each of the Acquired Companies has materially complied with all Laws relating to the payment and withholding of Taxes, and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all such Laws. Since the Relevant Date, none of the Acquired Companies has waived or requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect.
(c)    There is no Action pending or, to Seller’s Knowledge, threatened against any of the Acquired Companies by any Taxing Authority, including for the assessment or collection of Taxes. No deficiencies for any Taxes have been proposed, asserted, or assessed against any of the Acquired Companies by any Taxing Authority that have not been paid, resolved or otherwise settled, and none of the Acquired Companies has agreed to any requests from a Taxing Authority for waivers of the time to assess or collect any such Taxes. Since the Relevant Date, no Taxing Authority with which any of the Acquired Companies does not file a particular Tax Return or to which any of the Acquired Companies does not pay Taxes has claimed that any of the Acquired Companies is or may be subject to taxation by that Taxing Authority.
(d)    Since the Relevant Date, each of the Acquired Companies has collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted on a timely basis such amounts that are required to have been remitted to the appropriate Taxing Authority.
Section 5.08.    Brokers. Except as set forth in Section 5.08 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies or any of its Affiliates or any of their respective officers or managers.
Section 5.09.    Real Property. Section 5.09 of the Disclosure Schedules contains a complete and accurate list of: (i) all real property leased, subleased, licensed or otherwise used, operated or occupied by any of the Acquired Companies (whether as tenant, subtenant or pursuant to other occupancy arrangements) (collectively, including the buildings, improvements and fixtures located thereon, the “Leased Real Property”), including the street address of each Leased Real Property; and (ii) each Contract pursuant to which any of the Acquired Companies holds any Leased Real Property as landlord, sublandlord, tenant, subtenant, occupant or otherwise (each, a “Real Property Lease”), including all currently effective amendments and modifications thereto.
Section 5.10.    Environmental Matters.
(a)    (i) There are no Actions pending or, to the Knowledge of Seller, threatened in writing against Seller, any of the Acquired Companies or any Affiliate of Seller or any of the Acquired Companies under or pursuant to any applicable Environmental Law; (ii) since the Relevant Date, none of the Acquired Companies has treated, stored, manufactured, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or released any Hazardous Materials that has, or is reasonably expected to result in, a Liability pursuant to an Environmental Law that individually or collectively is, or would be, material to any of the Acquired Companies; (iii) since the Relevant Date, none of the Acquired Companies has ever owned, leased or operated any facility or property at which, to Seller’s Knowledge, there has been an Environmental Release that has resulted, or is reasonably expected to result, in Liability pursuant to any Environmental Law that individually or collectively, is, or would be material to any of the Acquired Companies; and (iv) none of the Leased Real Properties have any underground storage tanks that are owned or operated by any of the Acquired Companies.
(b)    Each of the Acquired Companies (i) has been since the Relevant Date and is in material compliance with applicable Environmental Laws; (ii) holds all material Environmental Permits required for the conduct of such Acquired Company; and (iii) is in compliance in all material respects with such Environmental Permits.
Section 5.11.    Labor Matters.
(a)    No employees of any of the Acquired Companies are covered by, and none of the Acquired Companies is subject to, a collective bargaining agreement, labor contract or written agreement or understanding with respect to their employment with any of the Acquired Companies with a labor organization or labor union or employee association. None of the Acquired Companies has made any commitments to or conducted negotiations with any labor union or employee association with respect to any future collective bargaining agreements or other Contracts, in respect of any employee or any contractor, and to the Knowledge of Seller future collective bargaining agreements will not require changes in compensation or benefits in an amount that would be material to any of the Acquired Companies. There is, and since the Relevant Date has been, no: (i)

unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority, (ii) strike, lockout, slowdown, or work stoppage or other material labor dispute or formal complaint, and to the Seller’s Knowledge, no such dispute or complaint is currently threatened that may interfere with the business activities of any of the Acquired Companies, (iii) pending application or petition for an election of or for certification of a collective bargaining agent relating to any of the Acquired Companies or other employee organizational activities. Each of the Acquired Companies has satisfied or prior to Closing will satisfy all notice and bargaining obligations owed to employees and their representatives under applicable Law.
(b)    Each of the Acquired Companies has at all times since the Relevant Date materially complied with all, and none of the Acquired Companies has at any time since the Relevant Date received any notice or other communication (in writing), or, to the Seller’s Knowledge, oral notice or other oral communication, of any claim filed with or by any Governmental Authority alleging that any of them has violated any, Laws that relate to wages, hours, compensation, meal and rest breaks, wage statements, fringe benefits, employment or termination of employment, employment policies or practices, immigration, terms and conditions of employment, child labor, labor or employee relations, classification of employees, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, harassment, discrimination, collective bargaining, retaliation or employee safety or health and, to the Knowledge of Seller, no such claim is threatened. Since the Relevant Date, none of the Acquired Companies has received written notice or other written communication from any Governmental Authority or other Person, excluding routine correspondence, regarding any violation or alleged violation of any Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States and has in its files a Form I-9 that is validly and properly completed in accordance with Law for each employee with respect to whom such form is required under Law.
(c)    Since the Relevant Date, each of the Acquired Companies has properly classified in all applicable persons as employees, independent contractors, or as persons exempt from overtime pay. Since the Relevant Date, (x) none of the Acquired Companies is, and has not been, a joint or co-employer of any temporary or leased employees engaged through a staffing agency and (y) none of the Acquired Companies has received any demand letters or drafts of suits, administrative charges or written complaints related to any material claims made by any current or former employees, applicants, independent contractors, or temporary or leased employees, with respect to their employment or service with any of the Acquired Companies.
(d)    The execution, delivery and performance of this Agreement or any other agreement, document, certificate or instrument required to be executed in connection with this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due from any of the Acquired Companies or, to the Seller’s Knowledge, any other Person to any employee or contractor employed or engaged by any of the Acquired Companies, (ii) increase any benefits otherwise payable under any Contract between any of the Acquired Companies, on one hand, and any employee or contractor employed or engaged by any of the Acquired Companies, on the other hand, or (iii) result in the acceleration of the time of payment or vesting of any benefits under any such Contract.

(e)    There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar foreign state or local Law, with respect to any of the Acquired Companies within the six (6) months prior to the date hereto. Since the Relevant Date, none of the Acquired Companies has incurred any liability under the WARN Act or any similar foreign, state or local law that remains unsatisfied.
(f)    Since the Relevant Date, each of the Acquired Companies is and at all times has been in compliance in all material respects with all applicable Laws governing employee health and safety and business reopening issued as a result of the COVID-19 Pandemic, including, but not limited to, state, local and agency orders and public health directives.
(g)    Except as set forth in Section 5.11(g) of the Disclosure Schedules, since the Relevant Date, no allegations of sexual or other unlawful harassment, assault or discrimination have been made against any officer, director, manager, contractor, temp worker, or employee of any of the Acquired Companies, and none of the Acquired Companies has entered into any settlement agreements related to allegations of sexual harassment or sexual assault.
Section 5.12.    Employee Benefit Plans.
(a)    No Fixed Asset is subject to any Encumbrance under the Code or ERISA with respect to an Employee Benefit Plan, and neither Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any Fixed Asset to liability under Sections 4062, 4063 or 4064 of ERISA.
(b)    All Employee Benefit Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA, the Code, the Family and Medical Leave Act and other applicable Laws and comply in operation in all material respects with their respective terms and conditions, except for such instances of noncompliance in form or operation that would not result in any material Liability to Buyer.
(c)    Each Employee Benefit Plan that is subject to Section 409A of the Code has been maintained, in form and operation in compliance in all material respects with Section 409A of the Code. None of the Acquired Companies has any obligation to gross up, indemnify or otherwise reimburse any Person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 409A of the Code.
(d)    None of the Acquired Companies nor any ERISA Affiliate is a party to any Contract covering any employee that, individually or collectively, could give rise to (or already has resulted in) the payment of any amount or provision of any benefit (including accelerated vesting) that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. None of the Acquired Companies has any obligation to gross up, indemnify or otherwise reimburse any person for any Taxes (or potential Taxes) imposed (or potentially imposed) pursuant to Section 4999 of the Code.
Section 5.13.    Insurance.
(a)    Section 5.13(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance maintained by or on behalf of any of the Acquired Companies (collectively, the “Insurance Policies”), setting forth, in respect of each such Insurance Policy: (i) the policy number; (ii) the insurer, (iii) policy limits and deductibles; (iv) the dates of premiums or payments due thereunder; and (v) the expiration date.
(b)    The Insurance Policies meet all contractual and statutory requirements to which any of the Acquired Companies is subject.
(c)    With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; (ii) each of the Acquired Companies, as applicable, and, to the Knowledge of Seller, each other party to such Insurance Policy are in compliance with the terms and provisions of such Insurance Policy in all material respects; (iii) all premiums for such Insurance Policy have been paid in full; and (iv) no limits of liability or coverage for such Insurance Policy have been exhausted or depleted by more than fifty percent (50%).
(d)    Section 5.13(d) of the Disclosure Schedules sets forth, as of the date of this Agreement and since the Relevant Date: (i) a list of all pending claims (including any workers’ compensation claim) under any Insurance Policy; and (ii) the claims history for each of the Acquired Companies to the extent involving claims in excess of $10,000. Since the Relevant Date, all claims, incidents, wrongful acts or occurrences for which any of the Acquired Companies reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy. Except as set forth in Section 5.13(d) of the Disclosure Schedules, since the Relevant Date, there is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
Section 5.14.    Unlawful Payments.
(a)    None of the Acquired Companies nor any Affiliate, director, officer or employee of such Acquired Company, nor, to the Seller’s Knowledge, any agent, representative, sales intermediary or other third party acting on behalf of any of the Acquired Companies, in any way relating to the businesses of any of the Acquired Companies: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or (ii) has corruptly, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any “Public Official” (as hereinafter defined), decision maker of a customer, or other Person, for purposes of (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official or other Person to use his, her or its influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state-owned or controlled facilities), or any other Person in order to assist the business of the Acquired Companies or any Person related in any way to the business of the Acquired Companies, in obtaining or retaining business or directing any business to any Person.
(b)    There is no pending or, to the Knowledge of Seller, threatened Action against any of the Acquired Companies with respect to violations of any applicable anticorruption Law.

Section 5.15.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article V and Article IV (including the Disclosure Schedules), none of the Seller Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to the Acquired Companies or the Business, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer (in the virtual data room managed by Seller or otherwise), whether in connection with the transactions contemplated hereby or as to the future sales, revenue, profitability or success of the Business, or any representations or warranties arising under any Law. All such other representations and warranties are expressly disclaimed, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to Buyer (in the virtual data room managed by Seller or otherwise), whether in connection with the transactions contemplated hereby or as to the future sales, revenue, profitability or success of the Business, or any representations or warranties arising under any Law. All such other representations and warranties are expressly disclaimed.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller Parties that the statements contained in this Article VI are true and correct as of the Effective Date.
Section 6.01.    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida.
Section 6.02.    Authority of Buyer. Buyer has full power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreement to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Agreement to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 6.03.    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except in each case of (b) or (c) which, in the aggregate, would not reasonably be expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise), properties, assets, liabilities or results of operation of Buyer, as applicable or (b) the ability of Buyer to consummate the transactions contemplated hereby.

Section 6.04.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Buyer.
Section 6.05.    Sufficiency of Funds. Buyer has, and will have as of the Closing, an amount of cash on hand including borrowing capacity under its existing credit facilities necessary to consummate the transactions contemplated by this Agreement.
Section 6.06.    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 6.07.    Taxes. Buyer (i) is disregarded as an entity separate from its owner for U.S. federal income tax purposes, and Buyer’s regarded owner is a corporation for U.S. federal income tax purposes and (ii) is eligible to make the Section 338(h)(10) Election with respect to its purchase of the Acquired Securities.
Section 6.08.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, with respect to Buyer, including any representation or warranty as to the accuracy or completeness of any information furnished or made available to the Seller Parties, whether in connection with the transactions contemplated hereby or any representations or warranties arising from statute or otherwise in Law. All such other representations and warranties are expressly disclaimed.
ARTICLE VII
COVENANTS
Section 7.01.    Efforts to Close and Fulfillment of Conditions. After the Effective Date and prior to the Closing:
(a)    Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to complete and make effective the transactions contemplated by this Agreement. Such actions shall include each Party using commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder as soon as practicable after the Effective Date. Each Party shall reasonably cooperate with the other Party in performing the obligations required by this Section 7.01.
(b)    Each Party shall not take any action, and shall not permit any action controlled by it to be taken, which would reasonably be expected to materially delay the completion of the transactions contemplated by this Agreement.
Section 7.02.    Public Announcements. Buyer and Seller shall consult with each other and shall mutually agree in writing (such agreement not to be unreasonably withheld or delayed) on the content and timing of any press release or other public statements with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby and none of the Parties shall issue any such press release, make any public statement, or respond to any media inquiry with respect to this Agreement, the Ancillary Agreements, or the transactions contemplated hereby or thereby prior to such consultation and agreement, except as may be required by any applicable Law, any Governmental Authority or the rules or regulations of any stock exchange or Governmental Authority; provided, however, that each Party shall give reasonable prior notice to each other Party of the content and timing of any such press release or other public statement required by applicable Law, any Governmental Authority or the rules or regulations of any stock exchange or Governmental Authority.
Section 7.03.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) shall be borne and paid one-half by Buyer and one-half by Seller when due, and the party required to do so by Law shall prepare any Tax Return or other document with respect to such Taxes or fees and shall, at its own expense, timely file any such Tax Return or other document (and the other party shall cooperate with respect thereto as necessary).
Section 7.04.    Right of First Refusal.
(a)    Nothing in this Agreement shall prohibit the Seller Parties (or their Affiliates) from, prior to Closing, soliciting, initiating, facilitating, encouraging or otherwise participating in any proposal or offer to purchase or otherwise acquire the Acquired Securities (or any assets with respect to the Business) from any Person other than Buyer or its Affiliates (a “Third Party Offer”).
(b)    Prior to the consummation of any Third Party Offer, (i) Seller shall provide Buyer with a written notice of the Third Party Offer, which notice shall include the material financial terms and conditions of the Third Party Offer and (ii) Buyer shall have the right, within 10 Business Days upon receipt of such written notice (the “ROFR Period”), to either accept or decline to amend this Agreement on terms and conditions equally as favorable as the Third Party Offer (such right, the “Right of First Refusal”).
(c)    If Buyer fails to exercise its Right of First Refusal within the ROFR Period or provides written notice to Seller declining to exercise its Right of First Refusal prior to the end of the ROFR Period, the Seller Parties (or their Affiliates) shall have the right to terminate this Agreement, free from any liability or obligation, and consummate the Third Party Offer.
(d)    If Buyer elects to exercise the Right of First Refusal with respect to a Third Party Offer in accordance with the foregoing provisions of this Section 7.04, the Parties shall reasonably cooperate and enter into good-faith negotiations to amend this Agreement on terms and conditions equally as favorable to the Seller Parties as such Third Party Offer. If the Parties are unable to come to an agreement with respect to such amendment within 10 Business Days of Buyer exercising its Right of First Refusal, the Seller Parties shall have the right to terminate this Agreement, free from any liability or obligation, and accept the Third Party Offer.
Section 7.05.    Certain Covenants. The Parties agree to each of the covenants set forth on Schedule 7.05.
Section 7.06.    Conduct of the Business. The Parties acknowledge and agree that, prior to Closing, nothing in this Agreement shall prohibit Seller or the Acquired Companies from freely operating the Business in its sole discretion.
Section 7.07.    Further Assurances. Following Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Agreements. In the event Buyer receives after the Closing any payments that arise out of or relate to the operations of the Business prior to the Closing, Buyer shall promptly transfer or deliver (or cause to be transferred or delivered) such payment (and the proceeds thereof) to Seller.
Section 7.08.    Certain Covenants. Following Closing:
(a)    Buyer shall, and shall cause the Acquired Companies to, provide commercially reasonable assistance and documentation to Seller to allow Seller and its Affiliates and their respective Representatives (including their auditors) to prepare financial statements as well as any filings to be made to any Governmental Authority (including the Securities and Exchange Commission (10-K, 8-K or other documentation and disclosures) or the New York Stock Exchange) with respect to the Acquired Companies and the transactions contemplated hereby. Such assistance shall include, but not be limited to, providing any financial information, reports and reconciliations (including, without limitation, access to and supporting documentation from any system and files) that Seller has reasonably determined is necessary for Seller and its Affiliates to prepare the financial statements or any filing to be made by Seller or its Affiliates with the Securities and Exchange Commission in connection with the transactions contemplated hereby. Any such financial information shall be prepared in accordance with GAAP (without the application of any exceptions for private companies) and the requirements of Regulation S-X applied on a consistent basis throughout the periods covered thereby and shall present fairly the financial condition, results of operations, cash flows and changes in equity of the Acquired Companies as of and for their respective dates and with respect to the applicable periods covered thereby, as applicable.
In furtherance and not in limitation of the foregoing, Buyer shall, and shall cause the Acquired Companies to, use commercially reasonable efforts, to enable Seller and its Affiliates to obtain, in a timely manner as determined by Seller, and in any event as required by the Exchange Act or the Securities Act, any audited and unaudited financial statements, schedules and pro forma financial information relating to the Acquired Companies that Seller or its Affiliates are required to file with the Securities and Exchange Commission, such financial statements and financial information to be prepared in accordance with GAAP and Regulation S-X. Buyer also hereby consents (for itself and on behalf of its Affiliates, including the Acquired Companies) to the inclusion of all such information in any filings by Seller or an Affiliate of Seller with the Securities and Exchange Commission or otherwise.
Time is of the essence with respect to Buyer’s and the Acquired Companies’ compliance with the foregoing obligations.
(b)    Buyer shall, and shall the Acquired Companies to, provide commercially reasonable assistance and documentation to Seller and its Affiliates and Representatives with respect to that certain pending representation and warranty insurance claim pursuant to that certain Stock Purchase Agreement by and among Seller, J&J Produce Holdings, Inc., the Company and J&J Southern Farms, Inc., dated as of May 31, 2019.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01.    Buyer’s Conditions Precedent. The obligations of Buyer hereunder to execute or deliver the items it is required to deliver pursuant to Section 3.03 and to complete the Closing are subject to the fulfillment of each of the following conditions (all or any of which may be waived (if legally permissible) in whole or in part by Buyer in its sole discretion):

(a)    Each of the representations and warranties made by the Seller Parties or the Acquired Companies in Article IV or Article V are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by the Seller Parties or the Acquired Company, as applicable, on and as of the Closing Date (except as would not be expected to result in a material adverse effect).
(b)    Each of the Seller Parties has performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such Seller Party at or before the Closing.
(c)    There is not in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.
(d)    Each of the Seller Parties has executed and delivered, or caused to be executed and delivered (as applicable), to Buyer the items set forth in Section 3.02.
(e)    The transactions contemplated by the Real Estate Purchase Agreement shall have been consummated.
Section 8.02.    Seller Parties’ Conditions Precedent. The obligations of the Seller Parties hereunder to execute or deliver the items it is required to deliver pursuant to Section 3.02 and to complete the Closing are subject to the fulfillment of each of the following conditions (all or any of which may be waived (if legally permissible) in whole or in part by the Seller Parties in their sole discretion):
(a)    Each of the representations and warranties made by Buyer in Article VI are true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Buyer on and as of the Closing Date (except as would not be expected to result in a material adverse effect).
(b)    Buyer has performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.
(c)    There is not in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.
(d)    Buyer has (i) executed and delivered, or caused to be executed and delivered (as applicable), to Seller the items set forth in Section 3.03 and (ii) paid the Purchase Price.
(e)    The transactions contemplated by the Real Estate Purchase Agreement shall have been consummated.
ARTICLE IX
TAX MATTERS
Section 9.01.    Tax Matters.
(a)    The Parties shall jointly make a timely and irrevocable election pursuant to Code Section 338(h)(10) and the Treasury regulations thereunder (and, if permissible, under any applicable state or local tax laws) with respect to Buyer’s purchase of the

Acquired Securities (collectively, the “Section 338(h)(10) Election”). Seller and Buyer shall report the transaction consistent with such Section 338(h)(10) Election and shall take no position contrary thereto in any Tax Return, audit or otherwise, unless and then only to the extent otherwise required by law.
(b)    Seller shall deliver an IRS Form 8023 (and any other state and local forms reasonably requested by Buyer that are necessary to make the Section 338(h)(10) Election) (collectively, the “Section 338 Forms”) duly executed by Seller, to Buyer at least 2 days prior to the Closing. At or prior to the Closing, Buyer shall deliver a copy of the properly completed and duly executed Section 338 Forms to Seller, in form and substance satisfactory to Seller, which forms shall be final and binding on the parties without further adjustment, and Buyer shall retain custody of the original executed Section 338 Forms. Buyer shall, in accordance with applicable law, timely file the Section 338 Forms with the relevant Taxing Authorities. Buyer shall be responsible for preparing a draft of the allocation of the Purchase Price and the liabilities of the Acquired Companies (to the extent included in “amount realized” for Tax purposes), among the assets of the Acquired Companies in accordance with Section 338 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state and local law, as appropriate) (the “Allocation”). Buyer shall provide a draft of the Allocation to Seller within sixty (60) days of the Closing Date and Seller shall have the right, for thirty (30) days after such delivery, to provide reasonable, written comments to such draft Allocation. If Seller provides written comments to the draft Allocation within such thirty (30) day period, Buyer and Seller shall negotiate in good faith for thirty (30) days after such comments are delivered in an attempt to resolve any disagreements with respect to such draft Allocation. If Seller does not object to such draft Allocation within such thirty (30) day period, or if Buyer and Seller resolve any disagreements with respect to such draft Allocation, (i) such Allocation (as revised, if applicable) shall be final binding on the parties for federal, state, local and other Tax purposes, (ii) the parties shall report the transactions consummated pursuant to this Agreement in a manner consistent with such final Allocation on all Tax Returns (including IRS Form 8883) and take no Tax position contrary thereto, (iii) any subsequent adjustments to the Purchase Price shall be reflected in amendments to such Allocation made in accordance with the principles set forth in Treasury regulations § 1.338-7, and (iv) in the event that the final Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute will promptly notify the other parties, and the parties will consult in good faith how to resolve such dispute in a manner consistent with the Allocation. If Buyer and Seller are unable to resolve all such disagreements with respect to the draft Allocation, then the Allocation shall not be binding on the parties.
(c)    For the avoidance of doubt, Seller shall prepare or cause to be prepared, and shall file or cause to be filed, (i) all consolidated Income Tax Returns of Seller and its Affiliates which include any of the Acquired Companies, including such Income Tax Returns for the short period of the Acquired Companies ending as of the end of the Closing Date and (ii) all other Income Tax Returns of any of the Acquired Companies for taxable periods ending on or before the Closing Date. Seller and Buyer agree that (i) such Income Tax Returns filed by Seller shall, to the extent required by applicable law, include a copy of the Section 338 Forms, (ii) all deductions arising from any items accruing on the Closing Date with respect to the transactions contemplated by this Agreement shall be deducted in the taxable period (or portion thereof) of the Acquired Companies ending on the Closing Date (including, as applicable, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1); and not treated as being “properly allocable” to the portion of the Closing Date after the sale of the Acquired Securities for purposes of applying the “next day” rule under Treasury Regulations Sections 1.1502-76(b)(1)(ii)(B)), and (iii) no

election shall be made to apply the ratable allocation method under Treasury Regulations Section 1.1502-76(b)(2).
(d)    Except as otherwise provided in Section 9.01(a), all Tax Returns filed by any of the Acquired Companies with respect to Pre-Closing Tax Periods that are originally filed after the Closing Date shall be prepared and timely filed by Buyer. All such Tax Returns shall be prepared in manner consistent with past practice of any of the Acquired Companies and this Agreement, except to the extent otherwise required by applicable Law. Seller shall be permitted to review and comment on any such Tax Returns at least fifteen (15) days prior to the filing thereof, and Buyer shall make all changes reasonably requested by Seller that are consistent with this Agreement and applicable Law. All Taxes reflected as due and payable on Tax Returns prepared and filed pursuant to this Section 9.01(d) shall be paid by the Seller at the time it provides any comments to Buyer relating to such Tax Returns, but only if and to the extent (i) such Taxes are allocable to the Pre-Closing Tax Period (including Taxes allocable to the portion of a Straddle Period ending as of the end of the Closing Date, as determined pursuant to Section 9.01(e)), (ii) such Taxes were not paid by any of the Acquired Companies (or Seller or any of its Affiliates) on or prior to the Closing Date, and (iii) such Taxes did not arise out of a transaction occurring on the Closing Date after the Closing that is outside the ordinary course of business or as a result of the breach of the covenants set forth in Section 9.01(h) of this Agreement.
(e)    For the purposes of this Agreement, the portion of a Tax for any Straddle Period that is allocable to the portion of such Straddle Period ending as of the end of the Closing Date shall (i) in the case of property, ad valorem and other Taxes imposed on a periodic basis, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the end of the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains, receipts, gross margins, employment, sales, use, or other Taxes imposed on a non-periodic basis reasonably allocable using a closing-of-the-books approach, be deemed to be equal to the amount that would be payable if the relevant taxable period ended as of the end of the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the allocations described in this Section 9.01(d) shall be made in a manner consistent with the prior practice of the Acquired Companies, except to the extent otherwise required by Law.
(f)    Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(g)    Any Tax refunds of any of the Acquired Companies, and interest thereon that are received by Buyer, any of the Acquired Companies or their Affiliates, and any amounts credited against Tax to which Buyer, any of the Acquired Companies or their Affiliates become entitled in lieu of any such refund, in each case that relate to any Pre-Closing Tax Period, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund and interest or the amount of any such credit within 15 days after receipt or acceptance of the return claiming entitlement thereto by the applicable Taxing Authority, in each case, except to the extent such Tax refunds are with respect to Taxes allocable to the portion of a Straddle Period beginning on the day after the Closing Date pursuant to Section 9.01(e).
(h)    Except as otherwise specifically required by the terms of this Agreement, without the prior written consent of the Seller, Buyer shall not take (and shall not permit any of its Affiliates, including the Acquired Companies, to take) any of the following actions: (i) make, change or revoke any Tax election or adopt or change any accounting method of the Acquired Companies, in each case, that has any effect in any Pre-Closing Tax Period, (ii) surrender any right to claim a refund of Taxes of any of the Acquired Companies for any Pre-Closing Tax Period, or (iii) to the extent such action would increase Seller’s liability for Taxes under this Agreement, (A) file (except pursuant to the procedures set forth in Section 9.01(d) hereof) or amend any Tax Return of any Company with respect to any Pre-Closing Tax Period, (B) except as set forth in Section 9.01(h) of the Disclosure Schedules, enter into any voluntary disclosure agreement with any Taxing Authority with respect to Taxes or Tax Returns of any of the Acquired Companies for any Pre-Closing Tax Period, or (C) initiate discussions or examinations with any Taxing Authority regarding Taxes of any Company with respect to any Pre-Closing Tax Period; provided however, that Seller acknowledges that it shall not withhold consent for any such action to the extent such action is required to be taken under applicable Law.
ARTICLE X
TERMINATION
Section 10.01.    Termination Prior to Closing. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, prior to the Closing:
(a)    By mutual written consent of the Parties;
(b)    By Seller or Buyer, upon written notice to the other Party, in the event that any final and non-appealable Law (including, without limitation, any court judgment or order) becomes effective that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, provided that the Parties shall use commercially reasonable efforts to appeal any such Law which is appealable and pursue such appeal; provided, however, that neither Party may terminate this Agreement pursuant to this Section 10.01(b) if such final and non-appealable Law resulted from such Party’s failure to fulfill in any material respect any obligation, agreement or covenant under this Agreement required to be fulfilled by such Party on or prior to the Closing Date;
(c)    By Buyer, upon written notice to Seller, if there has been a breach by the Seller Parties, such that of any of Buyer’s conditions to closing set forth in Section 8.01 are incapable of being satisfied (and Buyer is not then in breach of this Agreement);
(d)    By Seller, upon written notice to Buyer, if there has been a breach by Buyer, such that any of the Seller Parties’ conditions to Closing set forth in Section 8.02 are incapable of being satisfied (and the Seller Parties are not then in breach of this Agreement);
(e)    By Seller or Buyer, upon written notice to the other Party, if the Real Estate Purchase Agreement has been terminated or is not consummated pursuant to the terms thereof or if the other Party or its Affiliate breaches any terms or conditions of the Real Estate Purchase Agreement prior to consummation of the transactions contemplated thereby; and

(f)    By Seller or Buyer if the Closing has not occurred by August 31, 2023.
Section 10.02.    Effect of Termination Prior to Closing.
(a)    The Party desiring to terminate this Agreement pursuant to Section 10.01 shall give written notice of such termination to the other Parties in accordance with Section 12.02, specifying the provisions hereof pursuant to which such termination is effected.
(b)    If this Agreement is validly terminated pursuant to Section 10.01, then all further obligations of the Parties under this Agreement shall be terminated without further Liability of any Party to the other Party, except for the rights and obligations of the Parties in this Section 10.02 (Effect of Termination or Breach Prior to Closing), Article XI (Indemnification) and Article XII (Miscellaneous), each of which shall continue to apply following any such termination. Notwithstanding anything to the contrary contained herein, except as expressly set forth herein, termination of this Agreement shall not release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement prior to such termination, and such other Party will be entitled to pursue any rights or remedies available at law or in equity with respect to any such breach.
(c)    If this Agreement is terminated by either Party, or, if applicable, both Parties, pursuant to Section 10.01(a) or (b), then both Parties shall be released from any liability to one another with respect to such termination and neither Party shall have any further liability as a result of such termination.
ARTICLE XI
INDEMNIFICATION
Section 11.01.    Indemnification of Buyer. From and after the Closing and subject to the limitations contained in this Article XI, the Seller Parties, jointly and severally, will indemnify Buyer, its Affiliates and each of their respective officers, directors, employees, shareholders, agents, Representatives, Affiliates and successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold the Buyer Indemnified Parties harmless against all damages, losses, out-of-pocket expenses, Liabilities, deficiencies, obligations, judgments, interest, awards, penalties, fines, fees, costs to enforce indemnification or other damages, including reasonable and documented attorneys’ fees and court costs, (collectively, “Damages”) that the Buyer Indemnified Parties have incurred arising out of:
(a)    any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered by the Seller or on behalf of the Seller pursuant to this Agreement (other than any of the Fundamental Representations and Warranties);
(b)    any inaccuracy in or breach of the Fundamental Representations and Warranties;
(c)    any Indemnified Taxes;
(d)    any Damages arising out of the matters set forth on part (b) of Schedule 7.05;
(e)    any Damages arising from any Non-Assumed Contract that is not listed on Schedule 11.01, but only so long as none of Buyer or any of its Affiliates (including the

Acquired Companies) knowingly utilizes or benefits from such Non-Assumed Contract following the Closing;
(f)    any Damages arising from any Non-Assumed Contract that is listed on Schedule 11.01, but only so long as none of Buyer or any of its Affiliates (including the Acquired Companies) knowingly utilizes or benefits from such Non-Assumed Contract following the Closing;
(g)    any Damages arising from a Third Person Claim made pursuant to Section 11.06(b) arising out of or relating to the operation of the Acquired Companies prior to the Closing so long as such claim is not made at the direct or indirect solicitation or encouragement of any Buyer Indemnified Party;
(h)    any Indebtedness of the Acquired Companies, to the extent not paid in full at or prior to Closing;
(i)    obligations of the Company arising under the Lease that are accrued and unsatisfied as of the termination or expiration of the Lease;
(j)    any Damages arising out of any Actions set forth on the Schedules corresponding to Article IV, Article V and Section 9.01(h);
(k)    any Damages arising from breach of any Assumed Contracts that have accrued prior to Closing; and
(l)    any breach of any covenant or obligation of the Seller contained in this Agreement (other than as described in the foregoing parts of this Section 11.01).
Section 11.02.    Indemnification of Seller. From and after the Closing and subject to the limitations contained in this Article XI, Buyer will indemnify the Seller Parties, their Affiliates and each of their respective officers, directors, employees, shareholders, agents, Representatives, Affiliates and successors and assigns (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless against all Damages that the Seller Indemnified Parties have incurred arising out of: (a) the inaccuracy or breach of any representations and warranties of Buyer set forth in Article VI, (b) a breach of any covenant or agreement of Buyer contained in this Agreement or any Ancillary Agreement or (c) the operation of the Business and the Acquired Companies following the Closing.
Section 11.03.    Exclusive Remedies. The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, from and after the Closing, the indemnification provisions of this Article XI are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby and, to the extent permitted by Law, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection with the transactions contemplated hereby, whether under any foreign, federal, state, provincial or local Laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise; provided that nothing in this Section 11.03 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 12.11.
Section 11.04.    Survival. The right of a Person to make an indemnification claim pursuant to (a) Section 11.01(a), (e), (h), or (k) shall survive the Closing Date and will continue for a period of twenty-four (24) months following the Closing Date, at which time such right shall expire; (b) Section 11.01(b)-(d), (f), (i), (j), or (l) shall survive until 60 days after expiration of the applicable statute of limitations, at which time such right shall expire (each, as applicable, the

“Indemnification Claims Period”); (c) Section 11.01(g) shall survive the Closing Date and will continue for a period of (24) months following the Closing Date, provided, however, if Buyer or any Affiliate becomes aware of any facts that could rise to a valid Third Person Claim that is eligible for indemnification under Section 11.01(g) and Buyer notifies Seller of such facts in accordance with the indemnification procedures of Section 11.06 prior to the two (2) year anniversary following the Closing Date, Section 11.01(g) shall, only with respect to any Third Person Claims arising out of such facts, survive until 60 days after the expiration of the applicable statute of limitations. In the event a claim has been properly made on or prior to the expiration of the applicable Indemnification Claims Period, and such claim is unresolved as of the expiration of the Indemnification Claims Period, then the right to indemnification with respect to such claim shall remain in effect until such matter has been finally determined. Claims for indemnification by the Buyer Indemnified Parties shall be made and resolved as provided in this Agreement, in the Escrow Agreement. It is the express intent of the Parties that if the applicable survival period set forth in this Section 11.04 is shorter or longer than the statute of limitations that would otherwise have been applicable thereto, then, by contract, the statute of limitations applicable hereto shall be reduced or extended, respectively, to the survival period set forth in this Section 11.04. The Parties further acknowledge that the survival periods set forth in this Section 11.04 are the result of arms’ length negotiation between Buyer, on the one hand, and the Seller Parties, on the other hand, and that Buyer and the Seller Parties intend for such survival period to be enforced as agreed by Buyer and the Seller Parties.
Section 11.05.    Certain Limitations.
(a)    The Seller Parties shall not be required to indemnify the Buyer Indemnified Parties for those portions of any Damages that resulted from any breach of Buyer’s obligations under this Agreement. No Buyer Indemnified Party shall be indemnified more than once for the same Damages.
(b)    The Seller Parties shall not be liable to the Buyer Indemnified Parties for indemnification under (i) Section 11.01(a) for any single claim or series of claims arising out of substantially the same or the same type or nature of events, circumstances or underlying facts unless the amount of such claim or series of claims exceeds Ten Thousand Dollars ($10,000).
(c)    Any amounts owed by the Seller Parties for indemnification under Section 11.01 shall be satisfied as follows: (i) first, as a payment by the Escrow Agent from the Escrow Fund; and (ii) after such Escrow Fund has been exhausted, second, directly against the Seller Parties, subject to, in each case of clauses (i) and (ii), the other limitations in this Article XI.
(d)    In no event shall any Buyer Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Damages for purposes of this Agreement (including amounts indemnifiable under Section 11.01) be deemed to include (i) any damages that are not reasonably foreseeable as of the date of this Agreement or (ii) liquidated damages, lost profits, lost revenue or punitive, special or exemplary damages and, in particular, damages calculated by “multiple of profits” or “multiple of cash flow” or similar valuation methodology, except to the extent awarded by a court of competent jurisdiction to a Third Person in connection with a Third Person Claim.
(e)    Buyer shall (and shall cause its Affiliates, including the Acquired Companies to) use commercially reasonable efforts to obtain insurance proceeds, Tax benefits and other third party recoveries with respect to any claim for indemnification under this Article XI. Any indemnity payment made by the Seller Parties to any Buyer

Indemnified Party pursuant to this Article XI shall be reduced by an amount equal to any insurance proceeds, Tax benefits and other third party recoveries actually received by such indemnified party in respect of such claim minus the sum of reasonable out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses) relating to the recovery of such proceeds.
(f)    Each Party hereby agrees that it shall, and it shall, to the extent required by applicable Law, cause its Affiliates to, mitigate any Damages to be indemnified under this Article XI upon and after becoming aware of any event or condition that could reasonably be expected to give rise to any Damages that may be indemnifiable hereunder.
(g)    No information or knowledge acquired prior to the Effective Date, or investigations conducted, by Buyer or its representatives of the Acquired Companies, their respective Businesses, assets, Liabilities or otherwise, prior to the Effective Date, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification or other claim by Buyer or any Buyer Indemnified Party under this Agreement.
(h)    Notwithstanding anything in this Agreement to the contrary, the sole recourse of any Buyer Indemnified Party with respect to an indemnification claim arising out of or relating to the transactions contemplated by the Real Estate Purchase Agreement (and any real or personal property purchased pursuant to such agreement) shall be the indemnification provisions set forth in the Real Estate Purchase Agreement.
Section 11.06.    Indemnification Procedures.
(a)    Any indemnified party seeking indemnification must give the indemnifying party prompt notice of the claim for Damages (i) stating in reasonable detail the basis on which indemnification is being asserted and the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) specifying in reasonable detail the basis for such Damages included in the amount so stated, and the nature of the misrepresentation, breach or claim to which such item is related (to the extent known or determinable at such time), (iii) specifying the provision or provisions of this Agreement under which such Damages are asserted, and (iv) including copies of all relevant notices and documents (including court papers) served on or received by the indemnified party; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying party thereby is materially prejudiced by such failure to give timely notice.
(b)    If a Person is entitled to indemnification hereunder (an “Indemnified Party”) because of a claim asserted by any claimant (other than an indemnified person hereunder) (“Third Person”), the Indemnified Party shall give the indemnifying party (the “Indemnifying Party”) reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually irrevocably and materially prejudiced thereby. The Indemnifying Party shall have the right for a period of twenty (20) days from receipt of an indemnification claim from an Indemnified Party to provide written notice to the Indemnified Party that it is assuming responsibility for such claim (in accordance with and subject to the terms and limitations of this Agreement), and using counsel reasonably satisfactory to the Indemnified Party, agrees to investigate, contest or settle the claim alleged by such Third Person (a “Third Person Claim”). Assuming the Indemnifying Party provides timely written notice of its assumption of responsibility (in accordance with and subject to the terms and limitations of this Agreement) for any Third Person Claim, the Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless (i) separate representation is necessary to avoid a conflict of interest, or (ii) such Third Person Claim involves criminal allegations or seeks material non-monetary relief, in which case the Indemnified Party (and not the Indemnifying Party) shall have the right, using counsel reasonably satisfactory to the Indemnifying Party, to investigate, contest or settle the claim alleged by such Third Person, and such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify (in accordance with and subject to the terms and limitations of this Agreement), the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third Person Claim within 20 days after receipt thereof shall be deemed an irrevocable election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, the Indemnified Party may defend against such claim using counsel of its choice, in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim on such terms as the Indemnified Party may reasonably deem appropriate. Notwithstanding anything to the contrary set forth herein, (i) the Parties shall make available to each other all relevant books, records and information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof; (ii) no Buyer Indemnified Party shall have the right to control any Third Person Claim with respect to Taxes if such Third Person Claim involves or includes Tax Returns or Taxes of Seller or any of its Affiliates (other than the Acquired Companies); and (iii) to the extent the Indemnifying Party discovers during the course of its defense of a Third Person Claim that the facts of such Third Person Claim are not subject to indemnification pursuant to this Article XI, the Indemnifying Party shall not be obligated to provide indemnification to the Indemnified Party.
Section 11.07.    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE XII
MISCELLANEOUS
Section 12.01.    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 12.02.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto). Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer:
Sweet Sixty, LLC
7836 Cherry Lake Road
Groveland, FL 34736
Attention: Melanie S. Ressler, President
Telephone No:
Email: melanie@imgcitrus.com
with a copy to (which shall not constitute notice):
WhiteBird, PLLC
2101 Waverly Place, Suite 100
Melbourne, FL 32901
Attention: Bradley F. White, Esq.
Telephone No: 321-327-5580
Email: bwhite@whitebirdlaw.com
if to the Seller Parties:
Benson Hill, Inc.
1001 N Warson Rd.
St. Louis, MO 63132
Attention: Yevgeny Fundler, General Counsel
Telephone No: 314-222-8218
Email: yfundler@bensonhill.com
with a copy to (which shall not constitute notice):
Bryan Cave Leighton Paisner LLP
211 N. Broadway, Suite 3600
St. Louis, MO 63102
Attention: C. Brendan Johnson
Michael A. Schwartz
Telephone No: 314-259-2438
314-259-2591
Email: brendan.johnson@bclplaw.com;
michael.schwartz@bclplaw.com
Section 12.03.    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) whenever the word “or” is used, it shall mean “and/or” unless the context clearly indicates otherwise; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” mean United States dollars. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The phrases “provided to Buyer” or “made available to Buyer” (and any similar phrases) shall mean the posting by Seller or its Representatives of the various materials, documents and information produced by or on behalf of Seller throughout Buyer’s due diligence review process to the virtual data room managed by Seller up until five (5) Business Days prior to the date of this Agreement.
The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The disclosure of any matter in the Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent on its face. The disclosure of any matter in the Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the Seller Parties or the Acquired Companies not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of Seller Parties’ or the Acquired Companies’ representations and warranties in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Disclosure Schedule is intended to imply that that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no Party shall use the fact that such amount, item or matter has been set forth in any Disclosure Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Disclosure Schedule is or is not material or is or is not in the ordinary course of business, in each case for purposes of this Agreement.
Section 12.04. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 12.05. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
Section 12.06.     Entire Agreement. This Agreement and the Ancillary Agreements constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 12.07.     Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates or a newly formed entity that is wholly-owned by Michel Sallin (or his Affiliates); provided, further, that such assignee shall be eligible to make the Section 338(h)(10) Election with respect to the purchase of the Acquired Securities. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. No assignment shall relieve the assigning Party of any of its obligations hereunder.
Section 12.08.     No Third-party Beneficiaries. Except as provided in Article XI or with respect to Nonparty Affiliates pursuant to Section 12.14, this Agreement constitutes an agreement solely between the Parties hereto and is not intended to and will not confer any rights, remedies, obligations or Liabilities, legal or equitable, on any Person other than the Parties hereto and their respective successors or permitted assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.
Section 12.09.     Amendment and Modification; Waiver. This Agreement may not be amended, modified, or supplemented except by an instrument in writing signed on behalf of Buyer and Seller or a Representative of the Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
Section 12.10.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the Parties hereto hereby consents to the exclusive jurisdiction of the U.S. District Court for the Southern District of Florida (or, if the U.S. District Court for the Southern District of Florida declines to accept jurisdiction over any Action, binding arbitration conducted by and subject to the rules of the American Arbitration Association in a location mutually agreed by the Parties within the boundaries of the U.S. District Court for the Southern District of Florida), to the exclusion of any other jurisdiction, for the purposes of all legal Actions arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such Action which is brought in accordance with this Section has been brought in an inconvenient forum. Process in any such Action may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction (including by arbitration) in any other jurisdiction. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES (EXCEPT AS AND TO THE EXTENT SUCH DAMAGES ARE PAID TO A THIRD PARTY) IN ANY ARBITRATION, LAWSUIT, LITIGATION OR ACTION ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO

REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR ACTION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.10.
Section 12.11.     Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party may be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Parties shall be entitled to seek, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 12.10.
Section 12.12.     Certain Understandings. Each of the Parties acknowledges and agrees that it is sophisticated and was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.
Section 12.13. Counterparts. This Agreement may be executed and delivered (including via facsimile or scanned pdf image) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 12.14.     Non-Recourse. Claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement. No Person who is not a Party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by law, each Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.
Section 12.15. Attorney-Client Privilege. It is acknowledged by each of the Parties that Bryan Cave Leighton Paisner LLP has represented the Seller Parties in connection with the transactions contemplated by this Agreement. Only the Seller Parties shall be considered a client of Bryan Cave Leighton Paisner LLP in connection with the transactions contemplated by this Agreement. Buyer agrees that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Bryan Cave Leighton Paisner LLP’s representation of the Seller Parties in connection with the preparation of this Agreement, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Seller Parties and may be waived only by the Seller Parties, and not by the

Acquired Companies, and shall not pass to or be claimed or used by Buyer or any Acquired Company.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SELLER:
BENSON HILL FRESH, LLC
By: /s/ Dean P. Freeman
Name: Dean P. Freeman
Title: Chief Financial Officer

HOLDINGS:
BENSON HILL HOLDINGS, INC.
By: /s/ Dean P. Freeman
Name: Dean P. Freeman
Title: Chief Financial Officer
[Signature Page to Stock Purchase Agreement]

BUYER:
SWEET SIXTY, LLC, a Florida limited liability company
By:/s/ Melanie Ressler
Name: Melanie Ressler
Title: President
[Signature Page to Stock Purchase Agreement]